Nicholas Applegate Institutional Funds
Period: April 1, 2004 - March 31, 2005

RULE 10f-3 TRANSACTION SUMMARY

Security
Symbol
Price
Shares
Price
Executing Broker
Affiliated Broker
Navteq
NVT
 $22.00
 22,000
$484,000
Merrill Lynch
Dresdner Kleinwort Wasserstein